Exhibit 16

April 11, 2011

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated April 11, 2011, of Pzena Investment Management, Inc. and are in agreement with the statements contained in paragraphs 1, 3, 4, 5 and 6 on page one therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP